Exhibit 99

August 13, 2010

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 277-1100

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2010 EARNINGS

Wheeling, WV, August 13, 2010–First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the second quarter of 2010 was reported at $668,034 or $.42 per share, compared to $546,225 or $.34 per share reported for the same period a year earlier. The increase in earnings during the second quarter of 2010 compared to 2009 was primarily attributed to increases in net interest income and noninterest income combined with the decrease in noninterest expenses, offset in part by increases in income taxes and the provision for loan losses. During the second quarter of 2010 over 2009, net interest income increased $93,740 or 4.4% and was primarily due to the decrease in the interest paid on interest bearing liabilities, offset in part by the decreases in the interest earned on loans and investment securities. Noninterest income increased $88,042 or 18.0% for the three months ended June 30, 2010 as compared to same period of the prior year and was due to the increase in the net gains on sales of investment securities combined with the increase in other operating income, offset in part by the decrease in service charges and other fee income. Noninterest expenses were reduced by $5,151 or .3% during the three month period ended June 30, 2010 as compared to the same period in 2009 primarily due to the decrease in other operating expenses, offset in part by the increases in occupancy expense of premises and salary and employee benefits expenses.

For the six months ended June 30, 2010, net income was reported at $1,128,685 or $.71 per share compared to $1,069,819 or $.67 per share reported for the same period in 2009. The increase in net income for the six months ended June 30, 2010 as compared to the same period in 2009 of $58,866 or 5.5% was primarily the result of increases in net interest income and noninterest income combined with the decrease in income tax expense, offset in part by increases in noninterest expenses and in the provision for loan losses. Net interest income increased $109,276 or 2.6%, primarily due to the decrease in the interest expense paid on interest bearing liabilities, offset in part by declines in the interest earned on investment securities and the interest and fees earned on loans. As compared to the same period in the prior year, noninterest expenses increased $154,934 or 4.2% primarily due to the increases in occupancy expenses and salary and employee benefits expense. Noninterest income increased $93,449 or 12.0% primarily due to the increase in the net gains on sales of investment securities combined with the increase in other operating income, which were offset in part by the decline in service charges and fees earned on deposit accounts.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) June 30, 2010	December 31, 2009

AT PERIOD END
Total Assets	$275,042	$271,131
Total Deposits	221,030	221,246
Total Loans	121,959	128,581
Total Investment Securities	127,964	115,997
Shareholders’ Equity	32,235	30,806
Shareholders’ Equity Per Share of Common Stock	20.28	19.38

(Unaudited, in thousands, except share and per share data)	June 30, 2010	June 30, 2009

FOR THE THREE MONTHS ENDED
Net income	668	546
Provision for Loan Losses	30	10
Earnings Per Share of Common Stock	.42	.34
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.98%	.82%
Return on Average Equity	9.18%	7.78%

FOR THE SIX MONTHS ENDED
Net income	1,129	1,070
Provision for Loan Losses	60	10
Earnings Per Share of Common Stock	.71	.67
Dividends Per Share of Common Stock	.38	.38
Return on Average Assets	.84%	.82%
Return on Average Equity	7.83%	7.69%

Average shares outstanding	1,589,411	1,589,411

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”